FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2005 SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

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Sales Increased 27%, Operating Income 31%, and Net Earnings 37% in the Second Quarter of 2005, Respectively

Full Year Guidance Increased

ROSELAND, NJ – July 28, 2005 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the second quarter and six months ended June 30, 2005. The highlights are as follows:

Second Quarter 2005 Operating Highlights

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Net sales for the second quarter of 2005 increased 27% to $283.2 million from $222.4 million in the second quarter of 2004. Acquisitions made since March 31, 2004 contributed $31.6 million in incremental sales in the second quarter of 2005.

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Operating income in the second quarter of 2005 increased 31% to $33.2 million from $25.4 million in the second quarter of 2004. Acquisitions made since March 31, 2004 contributed $1.1 million in incremental operating income in the second quarter of 2005.

•

Net earnings for the second quarter of 2005 increased 25% to $17.9 million, or $0.82 per diluted share, from $14.3 million, or $0.67 per diluted share, in the second quarter of 2004. The increase in the 2005 second quarter net earnings was achieved despite a $1.1 million after-tax increase in interest expense (approximately $0.05 per diluted share).

•	New orders received in the second quarter of 2005 were $284.9 million, up 37% compared to the second quarter of 2004.

Curtiss-Wright

4 Becker Farm Road, Roseland, NJ 07068

(973) 597-4700 • FAX (973) 597-4799

www.curtisswright.com

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Six Months 2005 Operating Highlights

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Net sales for the first six months of 2005 increased 24% to $541.7 million from $437.4 million in the first six months of 2004. Acquisitions made in 2005 and 2004 contributed $67.4 million in incremental sales in the first six months of 2005.

•

Operating income in the first six months of 2005 increased 20% to $60.7 million from $50.6 million in the first six months of 2004. Acquisitions made in 2005 and 2004 contributed $1.2 million in incremental operating income in the first six months of 2005. Operating income in the first six months of 2005 included a gain of $2.8 million related to the sale of non-operating property.

•

Net earnings for the first six months of 2005 increased 8% to $32.5 million, or $1.49 per diluted share, from $29.9 million, or $1.40 per diluted share, in the first six months of 2004. The increase in the 2005 net earnings was achieved despite a $2.4 million after-tax increase in interest expense (approximately $0.11 per diluted share).

•

New orders received in the first six months of 2005 were $610.8 million, up 38% compared to the first six months of 2004. At June 30, 2005, backlog was $740.6 million, up 18% from $627.7 million at December 31, 2004.

“We are pleased to report increased sales, operating income, and net earnings for the second quarter and first half of 2005,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “Our new orders were strong for the first half of 2005 which provides us with good momentum for the second half of the year and into 2006. We experienced strong overall organic sales and operating income growth of 8% and 17%, respectively, in the first half of 2005. The strong organic sales growth was in the oil and gas, commercial aerospace, and power generation markets. Many of our military programs are progressing through the procurement cycle and we expect a ramp-up in the second half of the year. In addition, we continue to progress on several developmental contracts that generally produce lower margins than production contracts; however, these contracts should provide us future opportunities. We are continuing to integrate our acquisitions and experienced some integration costs; however, these integration efforts are beginning to produce reduced costs and improved profitability that is expected to continue throughout the remainder of the year.”

Sales

Sales growth in 2005 for the three and six months ended June 30th compared to 2004 was mainly driven by the contributions from our 2004 and 2005 acquisitions and organic growth in some of our base businesses. Acquisitions made since March 31, 2004 contributed $31.6 million and $67.4 million in incremental sales for the quarter and six months ended June 30, 2005, respectively, over the comparable prior year periods. The base businesses generated overall organic growth of 12% and 8% for the three and six months ended June 30, 2005, respectively, over the prior year

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periods. This organic sales growth was led by our Metal Treatment segment, which experienced strong organic growth of 13%, followed by our Motion Control and Flow Control segments at 8% and 5%, respectively, for the first six months of 2005.

In our base businesses, higher sales from our Metal Treatment segment of global shot peening services, higher sales from our Motion Control segment to the global commercial aerospace, general industrial, and military aerospace markets, and higher sales from our Flow Control segment to the oil and gas and commercial power generation markets, all contributed to the organic growth in the first six months of 2005. In addition, foreign currency translation favorably impacted sales by $2.1 million and $4.3 million for the three and six months ended June 30, 2005, compared to the prior year periods.

Operating Income

Operating income for the three and six months ended June 30, 2005 increased 31% and 20%, respectively, over the 2004 prior year periods. The increases were due to higher sales volumes, favorable sales mix, and previously implemented cost control initiatives. Overall, operating income organic growth was 24% and 17% for the three and six months ended June 30, 2005, respectively, compared to the prior year periods. All three operating segments experienced strong organic operating income growth, led by our Metal Treatment segment, which grew 23% and 17% for the three and six months ended June 30, 2005, respectively, over the prior year periods. Operating income for the six months ended June 30, 2005 includes a gain of $2.8 million related to the sale of non-operating property. The higher segment operating income was partially offset by higher pension expense from the Curtiss-Wright Plans of $0.5 million and $0.9 million for the three and six months ended June 30, 2005, respectively, over the comparable prior year periods. In addition, foreign currency translation favorably impacted operating income by $0.3 million and $0.7 million for the three and six months ended June 30, 2005, respectively, compared to the prior year periods.

Net Earnings

Net earnings increased 25% and 8% for the three and six months ended June 30, 2005, respectively, over the comparable prior year periods. The improvement was due to strong operating income from our business segments, which increased $8.5 million and $7.7 million for the three and six months ended June 30, 2005, respectively, over the prior year periods. Curtiss-Wright achieved strong growth in the oil and gas, shot peening, military aerospace, and commercial power generation markets. Higher interest expense, due to both higher debt levels and higher interest rates, lowered net earnings in the second quarter and first six months of 2005 by $1.1 million and $2.4 million, respectively.

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Segment Performance

Flow Control – Sales for the second quarter of 2005 were $114.3 million, up 33% over the comparable period last year due to solid organic growth and the contributions from the 2004 acquisitions. Sales from the base businesses increased 12% in the second quarter of 2005 as compared to the prior year period. The organic sales growth was primarily from higher sales to the oil and gas market, led by higher demand for the Coker valve products, and higher sales of valves to the U.S. Navy. The improvement was partially offset by lower sales of electromechanical pump products to the U.S. Navy due to the timing of customer driven delivery schedules. Sales of this business segment also benefited from favorable foreign currency translation of $0.5 million in the second quarter of 2005 compared to the prior year period.

Operating income for this segment increased 47% in the second quarter of 2005 compared to the prior year period. The improvement was due to the higher sales volume and favorable sales mix for our oil and gas products, previously implemented cost control initiatives, higher sales volume for our valve products to the U.S. Navy, and the contributions from the 2004 acquisitions.

Motion Control – Sales for the second quarter of 2005 of $117.9 million increased 29% over last year, principally due to solid organic growth and the contributions from the 2004 and 2005 acquisitions. Sales from the base businesses increased 14% in the second quarter of 2005 as compared to the prior year period. This organic sales growth was due primarily to higher sales of OEM and spares products and repair and overhaul services to the commercial aerospace market, higher sales of industrial sensor products, and higher sales of embedded computing products to the defense aerospace market, as compared to the prior year period. Partially offsetting these increases are lower sales of F-16 spares, and lower sales of tilting train systems in Europe due to expiration of this program in 2004. Sales of this business segment also benefited from favorable foreign currency translation of $1.0 million in the second quarter of 2005 as compared to the prior year period.

Operating income for this segment increased 27% for the second quarter of 2005 compared to the prior year period. The increase was driven primarily by higher sales volume mentioned above and previously implemented cost control initiatives. The improvement was partially offset by less favorable sales mix resulting from decreased higher margin sales, such as the F-16 spares and tilting train program, and higher development work which generate lower margins. In addition, this segment continued to experience some business consolidation costs in the embedded computing group; however, these integration efforts have begun to produce reduced costs and improved profitability which are expected to continue in the future.

Metal Treatment – Sales for the second quarter of 2005 of $51.0 million were 14% higher than the comparable period last year. The improvement, all of which was organic, was driven by higher global shot peening revenues from the aerospace and automotive markets. Favorable

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foreign currency translation positively impacted sales by $0.6 million in the second quarter of 2005 as compared to the prior year period.

Operating income increased 23% for the second quarter of 2005 as compared to the prior year period, primarily as a result of the higher sales volume. Favorable foreign currency translation also contributed to the increase in operating income.

2005 Management Guidance

We are increasing our 2005 full-year guidance to reflect improved market conditions and incorporate our 2005 acquisition. We expect revenues in the range of $1.10 billion to $1.15 billion, operating income in the range of $135 - $145 million, and earnings per share in the range of $3.30 to $3.50 per share. This guidance reflects our expectations of 15-20% growth in revenue and operating income, and 10–15% growth in EPS. EPS guidance is based on estimated fully diluted shares outstanding of 22 million shares for the full year 2005.

Mr. Benante concluded, “In 2005, we will once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. Our strong performance in the first half of 2005 continues this trend. We expect the second half of 2005 to be even stronger as many of our defense programs ramp up, our commercial markets continue to strengthen, and we realize the benefits of integration efforts. Our diversification strategy and emphasis on new technologies, many of which are only at the beginning of their life cycles, should continue to generate growth opportunities in each of our three business segments in 2005 and beyond.”

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The Company will host a conference call to discuss the second quarter 2005 results at 9:00 EST Friday, July 29, 2005. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Change		Six Months Change
	2005	2004	2005	2004	$	%	$	%

Net sales	$283,193	$222,428	$541,680	$437,361	$60,765	27.32%	$104,319	23.85%
Cost of sales	182,894	146,406	355,612	289,744	36,488	24.92%	65,868	22.73%

Gross profit	100,299	76,022	186,068	147,617	24,277	31.93%	38,451	26.05%
Research & development expenses	11,580	7,754	21,808	15,966	3,826	49.34%	5,842	36.59%
Selling expenses	17,971	14,743	34,895	27,347	3,228	21.90%	7,548	27.60%
General and administrative expenses	36,501	27,789	69,969	53,038	8,712	31.35%	16,931	31.92%
Environmental remediation and administrative
expenses, net	573	51	656	291	522	1023.53%	365	125.43%
Pension expense (income), net	500	42	1,000	82	458	1090.48%	918	1119.51%
(Gain) Loss on sale of real estate and fixed assets	(12)	230	(2,925)	317	(242)	-105.22%	(3,242)	1022.71%

Operating income	33,186	25,413	60,665	50,576	7,773	30.59%	10,089	19.95%

Other income (expenses), net	(576)	523	(700)	121	(1,099)	-210.13%	(821)	-678.51%
Interest expense	(4,778)	(3,018)	(9,081)	(5,283)	(1,760)	58.32%	(3,798)	71.89%

Earnings before income taxes	27,832	22,918	50,884	45,414	4,914	21.44%	5,470	12.04%
Provision for income taxes	9,898	8,594	18,427	15,481	1,304	15.17%	2,946	19.03%

Net earnings	$17,934	$14,324	$32,457	$29,933	$3,610	25.20%	$2,524	8.43%

Basic earnings per share	$0.83	$0.68	$1.51	$1.42

Diluted earnings per share	$0.82	$0.67	$1.49	$1.40

Dividends per share	$0.09	$0.09	$0.18	$0.18

Weighted average shares outstanding:
Basic	21,608	21,136	21,557	21,013
Diluted	21,888	21,460	21,844	21,330

 Certain prior year information has been reclassified to conform to current presentation.

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,	Change
	2005	2004	$	%
Assets
Current Assets:
Cash and cash equivalents	$47,983	$41,038	$6,945	16.9%
Receivables, net	243,138	214,084	29,054	13.6%
Inventories, net	137,370	115,979	21,391	18.4%
Deferred income taxes	26,123	25,693	430	1.7%
Other current assets	10,416	12,460	(2,044)	-16.4%

Total current assets	465,030	409,254	55,776	13.6%

Property, plant, and equipment, net	267,619	265,243	2,376	0.9%
Prepaid pension costs	76,865	77,802	(937)	-1.2%
Goodwill, net	388,132	364,313	23,819	6.5%
Other intangible assets, net	152,111	140,369	11,742	8.4%
Other assets	17,542	21,459	(3,917)	-18.3%

Total Assets	$1,367,299	$1,278,440	$88,859	7.0%

Liabilities
Current Liabilities:
Short-term debt	$934	$1,630	$(696)	-42.7%
Accounts payable	66,626	65,364	1,262	1.9%
Accrued expenses	62,054	63,413	(1,359)	-2.1%
Income taxes payable	12,517	13,895	(1,378)	-9.9%
Other current liabilities	49,818	52,793	(2,975)	-5.6%

Total current liabilities	191,949	197,095	(5,146)	-2.6%

Long-term debt	402,561	340,860	61,701	18.1%
Deferred income taxes	48,317	40,043	8,274	20.7%
Accrued pension & other postretirement benefit costs	81,545	80,612	933	1.2%
Long-term portion of environmental reserves	24,282	23,356	926	4.0%
Other liabilities	23,267	20,860	2,407	11.5%

Total Liabilities	771,921	702,826	69,095	9.8%

Stockholders' Equity
Common stock, $1 par value	25,447	16,646	8,801	52.9%
Class B common stock, $1 par value	—	8,765	(8,765)	-100.0%
Capital surplus	57,360	55,885	1,475	2.6%
Retained earnings	629,636	601,070	28,566	4.8%
Unearned portion of restricted stock	(23)	(34)	11	-32.4%
Accumulated other comprehensive income	21,311	36,797	(15,486)	-42.1%

	733,731	719,129	14,602	2.0%
Less: cost of treasury stock	138,353	143,515	(5,162)	-3.6%

Total Stockholders' Equity	595,378	575,614	19,764	3.4%

Total Liabilities and Stockholders' Equity	$1,367,299	$1,278,440	$88,859	7.0%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Sales:
Flow Control	$114,324	$86,205	32.6%	$223,737	$175,600	27.4%
Motion Control	117,854	91,578	28.7%	217,938	174,922	24.6%
Metal Treatment	51,015	44,645	14.3%	100,005	86,839	15.2%

Total Sales	$283,193	$222,428	27.3%	$541,680	$437,361	23.9%

Operating Income:
Flow Control	$12,756	$8,654	47.4%	$23,105	$19,085	21.1%
Motion Control	12,738	10,025	27.1%	19,128	18,314	4.4%
Metal Treatment	9,112	7,439	22.5%	16,929	14,016	20.8%

Total Segments	34,606	26,118	32.5%	59,162	51,415	15.1%
Pension (Expense)/Income	(500)	(42)	1090.5%	(1,000)	(82)	1119.5%
Corporate & Other	(920)	(663)	38.8%	2,503	(757)	-430.6%

Total Operating Income	$33,186	$25,413	30.6%	$60,665	$50,576	19.9%

Operating Margins:
Flow Control	11.2%	10.0%		10.3%	10.9%
Motion Control	10.8%	10.9%		8.8%	10.5%
Metal Treatment	17.9%	16.7%		16.9%	16.1%
Total Curtiss-Wright	11.7%	11.4%		11.2%	11.6%

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 5,900 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com